EXHIBIT 99.2

December 31, 2019	QUARTERLY REPORT

Dear Shareholder:

On December 18, 2019, Citizens & Northern Corporation announced its agreement to acquire Covenant Financial, Inc. and its subsidiary Covenant Bank in a transaction valued at approximately $77 million. Covenant is a $512 million community bank headquartered in Bucks County, PA, with one community office in Doylestown and another in Chester County, PA. This action builds on C&N’s 2019 acquisition of Monument Bank, also located in Bucks County, and expands our presence in attractive southeastern Pennsylvania markets. Covenant’s Team has deep roots in the region and its relationship-based, community focused culture aligns well with C&N’s mission and values. We are excited about the opportunities created by the combined customer base and expanded C&N Team serving the market that enhances our capacity to bring treasury management, mortgage, wealth management, and mobile and online services. This strategic investment provides scale, leverages our recent investments in people and technology, effectively deploys our strong capital base, and is expected to produce substantial earnings accretion beginning in the fourth quarter of 2020. The addition of the Covenant franchise is another significant step in positioning C&N to enhance long-term shareholder value.

The team that creates value in each of our regional markets is critical to the success of our relationship focused business model. Covenant’s President and COO Blair Rush will join C&N as EVP and Region President and Chief Lending Officer Kelley Cwiklinski will continue as SVP and Regional Lending Executive. They will join Chris Nardo, Michelle Pederson, and Ben Crowley to form an expanded southeastern regional leadership team to strengthen and build upon local relationships. In addition, two members of the Covenant board will join the C&N corporate and bank boards of directors. We expect the transaction to close in the third quarter of 2020 and the combined organization is projected to have total assets of approximately $2.3 billion. We wish to extend a warm welcome to the Covenant Team and customers.

Supporting our expansion efforts, C&N’s ongoing focus remains on creating value and deepening relationships with our customers and communities. Our full set of banking, lending and wealth management products and services meet a wide set of needs for the small/family-owned businesses, professionals, and individuals that we have built the Company to serve. The broad set of solutions also provides C&N with a diverse revenue mix that complements net interest income with a variety of noninterest income sources. We continue to improve our products, develop the Team, and invest in systems to connect with customers and deliver value.

Net income for the quarter of 2019, excluding merger related items and securities gains, decreased by approximately 2% compared to the fourth quarter of 2018, while EPS decreased approximately 11%, the difference due to the additional shares issued in the Monument acquisition. Year-to-date, on the same basis, adjusted net income increased nearly 10% and adjusted EPS grew 1%.

Overall loan growth was strong during the fourth quarter mainly due to production in Southeastern PA and York, combined with solid performance in legacy markets. Deposit totals declined during the quarter as a result of seasonal fluctuations in municipal balances and a combination of short- and long-term borrowing provided funding for loan growth. This balance sheet growth produced a modest increase in net interest income during the quarter despite a modest decrease in the net interest margin.

Credit quality remains strong and most key metrics are stable or improving. Our recent growth and expansion is supported by an historically conservative credit culture and consistent policies and underwriting standards. Management maintains a robust process to assess individual credits and trends in the overall portfolio as well as adequacy of the allowance for potential losses. Loan loss provisions during the fourth quarter 2019 and year ended December 31, 2019 were higher than in the comparative periods of 2018 due to substantial growth in the loan portfolio.

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Noninterest income for the quarter was at its highest level of the year. Overall wealth management revenue, which includes both trust and brokerage, was outstanding. Trust assets under management eclipsed the $1 billion mark for the first time due to ongoing relationship management efforts and strong financial markets. Additionally, relationships connected to brokerage activity have assets totaling greater than $300 million. Deposit service charges and interchange revenue produced solid growth, while gains from the sale of mortgage loans were steady for the quarter and increased substantially year-over-year.

Noninterest expense growth was driven by the addition of Monument, technology related costs, marketing expenses related to the re-branding effort and general increases in other operating expenses.

C&N’s capital position remains strong and supports our capacity to continue growth and expansion activities, such as the Covenant acquisition . Earnings also remain positive and support the continuation of a strong cash dividend. On January 16, 2020, the Board of Directors declared a cash dividend on common stock of $.27 per share payable on February 7, 2020, to shareholders of record on January 27, 2020. This results in an annualized dividend rate of $1.08 and annualized yield of 3.82% based on C&N’s December 31, 2019 closing price of $28.25.

Thank you to all our loyal shareholders for your continued support and interest in C&N.

J. Bradley Scovill

President and CEO

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CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(Dollars In Thousands, Except Per Share Data) (Unaudited)

	4TH	4TH
	QUARTER	QUARTER
	2019	2018
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$17,290	$13,304	$3,986	29.96%
Interest Expense	2,999	1,312	1,687	128.58%
Net Interest Income	14,291	11,992	2,299	19.17%
Provision for Loan Losses	652	252	400	158.73%
Net Interest Income After Provision for Loan Losses	13,639	11,740	1,899	16.18%
Noninterest Income	5,066	5,040	26	0.52%
Gain on Restricted Equity Security	0	0	0
Net Gains (Losses) on Available-for-sale Debt Securities	3	(4)	7	-175.00%
Merger-Related Expenses	281	128	153	119.53%
Other Noninterest Expenses	11,834	9,946	1,888	18.98%
Income Before Income Tax Provision	6,593	6,702	(109)	-1.63%
Income Tax Provision	1,135	1,021	114	11.17%
Net Income	$5,458	$5,681	$(223)	-3.93%
Net Income Attributable to Common Shares (1)	$5,431	$5,653	$(222)	-3.93%
PER COMMON SHARE DATA:
Net Income - Basic	$0.40	$0.46	$(0.06)	-13.04%
Net Income - Diluted	$0.40	$0.46	$(0.06)	-13.04%
Dividend Per Share - Quarterly	$0.27	$0.27	$0.00	0.00%
Number of Shares Used in Computation - Basic	13,642,286	12,246,900
Number of Shares Used in Computation - Diluted	13,663,736	12,283,041

CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(Dollars In Thousands, Except Per Share Data) (Unaudited)

	YEARS ENDED
	DECEMBER 31,
	2019	2018
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$64,771	$50,328	$14,443	28.70%
Interest Expense	10,283	4,625	5,658	122.34%
Net Interest Income	54,488	45,703	8,785	19.22%
Provision for Loan Losses	849	584	265	45.38%
Net Interest Income After Provision for Loan Losses	53,639	45,119	8,520	18.88%
Noninterest Income	19,284	18,597	687	3.69%
Gain on Restricted Equity Security	0	2,321	(2,321)	-100.00%
Net Gains (Losses) on Available-for-sale Debt Securities	23	(288)	311	-107.99%
Merger-Related Expenses	4,099	328	3,771	1149.70%
Other Noninterest Expenses	45,438	39,158	6,280	16.04%
Income Before Income Tax Provision	23,409	26,263	(2,854)	-10.87%
Income Tax Provision	3,905	4,250	(345)	-8.12%
Net Income	$19,504	$22,013	$(2,509)	-11.40%
Net Income Attributable to Common Shares (1)	$19,404	$21,903	$(2,499)	-11.41%
PER COMMON SHARE DATA:
Net Income - Basic	$1.46	$1.79	$(0.33)	-18.44%
Net Income - Diluted	$1.46	$1.79	$(0.33)	-18.44%
Dividend Per Share - Quarterly	$1.08	$1.08	$0.00	0.00%
Dividend Per Share - Special	$0.10	$0.00	$0.10
Number of Shares Used in Computation - Basic	13,298,736	12,219,209
Number of Shares Used in Computation - Diluted	13,321,559	12,257,368

(1) Basic and diluted net income per common share are determined based on net income less earnings allocated to nonvested restricted shares with nonforfeitable dividends.

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CONDENSED, CONSOLIDATED BALANCE SHEET DATA

(In Thousands) (Unaudited)

	DEC. 31,	DEC. 31,	DEC. 31, 2019 vs 2018
	2019	2018	$ Incr. (Decr.)	% Incr. (Decr.)
ASSETS
Cash & Due from Banks	$35,202	$37,487	$(2,285)	-6.10%
Available-for-sale Debt Securities	346,723	363,273	(16,550)	-4.56%
Loans Held for Sale	767	213	554	260.09%
Loans, Net	1,172,386	818,254	354,132	43.28%
Intangible Assets	29,635	11,951	17,684	147.97%
Other Assets	69,432	59,715	9,717	16.27%
TOTAL ASSETS	$1,654,145	$1,290,893	$363,252	28.14%

LIABILITIES
Deposits	$1,252,660	$1,033,772	$218,888	21.17%
Repo Sweep Accounts	1,928	5,853	(3,925)	-67.06%
Total Deposits and Repo Sweeps	1,254,588	1,039,625	214,963	20.68%
Borrowed Funds	136,419	42,915	93,504	217.88%
Subordinated Debt	6,500	0	6,500
Other Liabilities	12,186	10,985	1,201	10.93%
TOTAL LIABILITIES	1,409,693	1,093,525	316,168	28.91%

SHAREHOLDERS' EQUITY
Common Shareholders' Equity, Excluding Accumulated Other Comprehensive Income (Loss)	240,761	201,538	39,223	19.46%
Accumulated Other Comprehensive Income (Loss):
Net Unrealized Gains/Losses on Available-for-sale Debt Securities	3,511	(4,307)	7,818	-181.52%
Defined Benefit Plans	180	137	43	31.39%
TOTAL SHAREHOLDERS' EQUITY	244,452	197,368	47,084	23.86%
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$1,654,145	$1,290,893	$363,252	28.14%

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